Exhibit 99.1

Keithley Instruments Reports Fiscal 2008 Results

CLEVELAND--(BUSINESS WIRE)--November 3, 2008--Keithley Instruments, Inc. (NYSE:KEI), a leader in solutions for emerging measurement needs, today announced results for its fourth quarter and year that ended September 30, 2008.

Fourth Quarter Fiscal 2008 Results

Net sales of $33.1 million for the fourth quarter of fiscal 2008 decreased nine percent from the prior year’s fourth quarter sales of $36.3 million. The effect of a weaker U.S. dollar positively impacted sales growth by approximately three percentage points. Sequentially, sales decreased 19 percent from the third quarter of fiscal 2008.

The Company reported a net loss of $4.6 million, or $0.29 per share, for the fourth quarter of fiscal 2008 compared to a net loss of $0.9 million, or $0.05 per share, during last year’s fourth quarter.

Results for the fourth quarter of fiscal 2008 included the following charges:

  Unusual excess and obsolete inventory reserve charges, $0.5 million after-tax, $0.03 per share
  Severance and related charges associated with the Company’s announced global reduction in workforce, $0.9 million after-tax, $0.06 per share
  Impairment of long-term investments in a company, $1.3 million after-tax, $0.08 per share

Additionally, earnings were reduced by lower sales volumes, decreased gross margins, and an increase in selling, general and administrative costs due primarily to the weaker U.S. dollar. The Company recorded a tax benefit of $2.2 million in the fourth quarter of fiscal 2008 compared to tax expense of $1.2 million during the prior year’s fourth quarter.

Orders of $35.1 million for the fourth quarter increased $1.0 million, or three percent, compared with orders of $34.2 million last year. Orders increased eight percent in both the Americas and in Asia, and decreased six percent in Europe. Compared to the prior year’s fourth quarter, orders from the Company’s semiconductor customers decreased approximately 15 percent, orders from wireless communications customers decreased approximately 50 percent, orders from precision electronic component/subassembly manufacturers increased approximately 20 percent, and orders from research and education customers increased approximately 50 percent. Sequentially, orders decreased 13 percent from the third quarter of fiscal 2008. Order backlog increased $2.3 million during the quarter to $18.4 million at September 30, 2008.

“We are disappointed in our results for the fourth quarter that reflected reduced capital equipment spending among our customers in manufacturing, especially in the semiconductor and wireless industries. Additionally, our customers across all industries and geographies demonstrated reduced order patterns from what we had expected at the beginning of the quarter,” stated Joseph P. Keithley, the Company’s Chairman, President and Chief Executive Officer. “In response to the sequential order contraction we saw during the quarter, we took action to reduce our operating expenses and expect a resulting benefit during 2009.”

Recent Developments and New Product Update

Keithley recently introduced the Model 3390 50MHz Arbitrary Waveform/Function Generator, a flexible, easy-to-use programmable signal generator with advanced function, pulse and arbitrary waveform capabilities. The Model 3390 features the highest waveform resolution in its class and is an outstanding value.

The Company announced its next generation of the SourceMeter® instrument line, the Series 2600A family. These products incorporate a wide variety of measurement performance improvements in both hardware and software that make it a powerful solution. One of these improvements is the new TSP® Express device characterization and test software, which is embedded inside the instrument and takes advantage of the new LXI communication standard to enable users to efficiently and easily test devices directly from their web browsers.

Keithley also introduced the Model 2308 Portable Device Battery/Charger Simulator. This instrument was designed to provide a lower cost alternative for testing both the growing range of mobile phones with new, complex communication formats and other types of new portable devices that consume extremely low amounts of power.

Keithley was awarded the prestigious Editor’s Choice Best Product Award from Semiconductor International magazine for its Model 4200-CVU Semiconductor Measurement System, which is used to make fast and easy C-V (capacitance-voltage) measurements. The Model 4200 is important for researchers who characterize next-generation semiconductor materials and devices which in turn enable the advanced features of a wide range of end products such as smart phones, laptops, and commercial electronic systems.

The Company announced that it has expanded its SignalMeisterTM software platform to include both RF signal analysis and RF signal generation. In addition, SignalMeister now fully supports the latest wireless, Multiple-Input Multiple-Output (MIMO) protocol standards, making it the most complete RF toolkit on the market.

The Company also announced the first measurement-grade 8x8 MIMO system used for research of next-generation RF (radio frequency) MIMO devices and communication systems. MIMO is a growing technology that uses multiple radios for both transmitting and receiving data. Keithley’s new MIMO systems allow for precise and stable multi-unit synchronization, for applications involving WiFi, WiMAX, and future standards such as 4G Long Term Evolution.

Fiscal Year 2008 Results

Net sales for fiscal 2008 were $152.5 million, an increase of six percent from $143.7 million in fiscal 2007. The effect of a weaker U.S. dollar positively impacted sales growth by approximately four percentage points. The net loss for fiscal 2008 was $2.6 million, or $0.16 per share, compared with a net loss of $0.3 million, or $0.02 per share, in fiscal 2007.

Results for fiscal 2008 included the following charges:

  Unusual excess and obsolete inventory reserve charges, $0.6 million after-tax, $0.04 per share
  Severance and related charges associated with the Company’s announced global reduction in workforce, $0.9 million after-tax, $0.06 per share
  Impairment of long-term investments in a company, $1.7 million after-tax, $0.11 per share

Fiscal 2007 results included $0.9 million after-tax, or $0.06 per share, for costs associated with the stock option investigation and litigation.

During fiscal 2008, the Company recorded a tax benefit of $1.9 million, which resulted in an effective tax benefit rate of 42.8 percent. During fiscal 2007, the Company recorded a tax benefit of $1.3 million at an effective tax benefit rate of 79.3 percent. The $1.3 million tax benefit recorded in fiscal 2007, included a tax benefit of $0.9 million, or $0.05 per share, associated with the retroactive application of research tax credits that expired on December 31, 2005.

Orders for fiscal 2008 were $155.2 million, an increase of 11 percent from $140.4 million in the prior year. Geographically, orders increased nine percent in the Americas, ten percent in Asia, and 13 percent in Europe. Orders from the Company’s semiconductor customers decreased approximately ten percent, orders from wireless communications customers increased approximately 30 percent, orders from the precision electronic components/subassembly manufacturers increased approximately five percent, and orders from research and education customers increased approximately 40 percent compared to fiscal 2007. For fiscal year 2008, semiconductor orders comprised approximately 30 percent of the total, wireless communications orders were about 15 percent, precision electronic components/subassembly manufacturers’ orders were approximately 25 percent, and research and education orders were about 25 percent.

Balance Sheet and Cash Flow

The Company generated $3.9 million of cash from operations during the fourth quarter of fiscal 2008, and $1.7 million during the full fiscal year. Cash and short-term investments totaled $27.8 million at September 30, 2008 and total debt was essentially zero. Inventory of $19.8 million increased $5.1 million from year-ago levels and increased $1.2 million sequentially. Inventory turns were 2.7 at September 30, 2008, compared to 4.6 a year ago and 3.8 at June 30, 2008. Trade receivables were $16.3 million, down $2.1 million from year-ago levels and down $5.5 million from June 30, 2008. Days sales outstanding were 47 at September 30, 2008, versus 50 a year ago.

At September 30, 2008, the fair market value of Action Rate Securities valued at $6.1 million, net of a reserve of $0.7 million, continued to be classified as long-term investments, in accordance with accounting principles generally accepted in the United States of America. On October 24, 2008, the full $6.8 million of Auction Rate Securities were redeemed.

Stock Buyback Program

During the fourth quarter of fiscal 2008, the Company repurchased 154,300 shares for $1.5 million at an average cost of $9.48 per share under the terms of the Company’s previously announced stock repurchase program (the “Program”). During fiscal year 2008, the Company had repurchased 636,600 shares for $6.2 million at an average cost of $9.68 per share. During the period from October 1, 2008, through October 31, 2008, the Company has repurchased an additional 100,700 shares. From the Program’s inception through October 31, 2008, the Company has repurchased 888,300 shares for $8.3 million at an average costs of $9.30 per share. The Program allows for the purchase of 2,000,000 Common Shares through February 2009.

Operations Outlook

“Current macroeconomic conditions cause us to be particularly uncertain about the duration and depth of our customers’ reduced spending patterns. However, we are encouraged by the interest that our recently introduced products have generated and are looking forward to the opportunities on the horizon. With our extended portfolio, we are able to offer a broader, more compelling array of inter-related products to the market, providing our customers with the critical tools they need throughout the research-to-production continuum. Additionally, technology innovation within the electronics industry continues, and new communication standards continue to evolve, both of which create opportunities for us. In the long-term, we look to sales growth propelled by our new products, the strength of our measurement platforms, and the growth prospects for the applications we have chosen to target as the principle means by which we will be able to deliver profitability and shareholder value,” stated Keithley.

Based upon current expectations, the Company is estimating sales for the first quarter of fiscal 2009, which will end December 31, 2008, to range between $31 and $37 million and earnings before taxes to range from a loss to earnings in the single digits as a percentage of net sales. The Company expects the effective tax rate for fiscal 2009 to range between upper 20 percent to lower 30 percent, depending on earnings, excluding an anticipated favorable discrete adjustment for research tax credits incurred in 2008 that the U.S. Congress has retroactively reenacted in October 2008.

Forward-Looking Statements

Statements in the “Operations Outlook” section of this release that are not historical facts, including those relating to orders, sales, earnings, spending, and tax rates are “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. Actual results may differ materially from the results stated or implied in the forward-looking statements as a result of a number of factors that include, but are not limited to: worldwide economic conditions; uncertainties in the credit and capital markets; business conditions in the semiconductor, wireless, precision electronics and other segments of the worldwide electronics industry; the timing of large orders from customers or canceling of orders in backlog; timing of recognizing shipments to revenue; changes in product and sales mix, and the related effects on gross margins; the Company's ability to develop new products in a timely fashion and gain market acceptance of those products to remain competitive and gain market share; the Company’s ability to work with third parties; competitive factors, including pricing pressures, loss of key employees, technological developments and new products offered by competitors; the Company’s ability to fine-tune its lean manufacturing system to lower costs without incurring significant disruptions in production; the Company’s ability to effectively manage outsourcing arrangements without disruption to demand schedules or quality standards; the Company’s ability to implement and effectively manage IT system enhancements without interruption to its business processes; the Company’s ability to maintain planned cost savings initiatives without adversely affecting the Company’s strategic initiatives; the potential volatility on earnings as a result of the accounting for performance share awards; changes in effective tax rates due to tax law changes, changes in tax planning strategies, changes in deferred tax assets, or changes in levels of pretax earnings; foreign currency fluctuations which could affect worldwide operations; costs and other effects of domestic and foreign legal, regulatory and administrative proceedings; the availability of parts and supplies from third-party suppliers on a timely basis and at reasonable prices; changes in the fair value of the Company’s investments; and matters arising out of or related to the Company’s stock option grants and procedures and related matters, including the outcome of the inquiry commenced by the U.S. Securities and Exchange Commission (SEC), the possibility that the SEC may disagree with the Special Committee’s findings and may require a restatement of the Company’s financial statements or additional or different remediation, any other proceedings which may be brought against the Company by the SEC or other governmental agencies, the outcome of the shareholder derivative actions filed against certain of the Company’s officers and directors, and the possibility of other private litigation relating to such stock option grants and related matters. Further information on factors that could cause actual results to differ from those anticipated is included in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q which are filed with the Securities and Exchange Commission. In light of these uncertainties, the inclusion of forward-looking information should not be regarded as a representation by the Company that its plans or objectives will be achieved. Further, the Company is not obligating itself to revise forward-looking statements contained herein to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Conference Call on the Web

On Monday, November 3, 2008, at 10 a.m. Eastern Time, interested parties may listen to the Keithley Instruments quarterly conference call live on the Web by registering on the investor relations portion of the Company's website at www.keithley.com. Interested parties may also listen to a replay of the quarterly conference call by visiting the website. The replay will be available for approximately 60 days.

About Keithley Instruments, Inc.

With more than 60 years of measurement expertise, Keithley Instruments has become a world leader in advanced electrical test instruments and systems from DC to RF (radio frequency). Our products solve emerging measurement needs in production testing, process monitoring, product development, and research. Our customers are scientists and engineers in the worldwide electronics industry involved with advanced materials research, semiconductor device development and fabrication, and the production of end products such as portable wireless devices. The value we provide them is a combination of precision measurement technology and a rich understanding of their applications to improve the quality of their products and reduce their cost of test.

KEITHLEY INSTRUMENTS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands of Dollars Except for Per Share Data)
(Unaudited)

	FOR THE THREE MONTHS				FOR THE FISCAL YEAR
	ENDED SEPTEMBER 30,				ENDED SEPTEMBER 30,
	2008		2007		2008		2007
NET SALES	$33,137	100.0%	$36,256	100.0%	$152,468	100.0%	$143,658	100.0%

Cost of goods sold	14,035	42.4	14,263	39.3	62,623	41.1	57,724	40.2

Gross profit	19,102	57.6	21,993	60.7	89,845	58.9	85,934	59.8

Selling, general and administrative expenses	16,544	49.9	15,753	43.5	66,413	43.6	64,008	44.5
Product development expenses	6,292	19.0	6,500	17.9	25,504	16.7	25,863	18.0
Severance and related charges	1,377	4.1	-	-	1,377	0.9	-	-

Operating loss	(5,111)	(15.4)	(260)	(0.7)	(3,449)	(2.3)	(3,937)	(2.7)

Investment income	282	0.9	592	1.6	1,603	1.0	2,307	1.5
Interest expense	(17)	(0.1)	(17)	(0.0)	(70)	(0.0)	(55)	(0.0)
Impairment of long-term investments	(1,950)	(5.9)	-	-	(2,620)	(1.7)	-	-

(Loss) income before income taxes	(6,796)	(20.5)	315	0.9	(4,536)	(3.0)	(1,685)	(1.2)

Income tax (benefit) expense	(2,168)	(6.5)	1,207	3.3	(1,943)	(1.3)	(1,336)	(1.0)

NET LOSS	$(4,628)	(14.0)%	$(892)	(2.4)%	$(2,593)	(1.7)%	$(349)	(0.2)%

Basic loss per share	$(0.29)		$(0.05)		$(0.16)		$(0.02)
Diluted loss per share	$(0.29)		$(0.05)		$(0.16)		$(0.02)

Cash dividends per Common Share	$.0375		$.0375		$.1500		$.1500
Cash dividends per Class B Common Share	$.0300		$.0300		$.1200		$.1200

Weighted average number of shares outstanding - Diluted	15,716		16,227		15,854		16,207

KEITHLEY INSTRUMENTS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands of Dollars)
(Unaudited)

	September 30, 2008	September 30, 2007
ASSETS

Current assets:
Cash and cash equivalents	$22,073	$12,888
Short-term investments	5,700	32,340
Refundable income taxes	230	136
Accounts receivable and other, net of allowances	17,035	19,510
Inventory	19,823	14,675
Other current assets	7,562	5,987

Total current assets	72,423	85,536

Property, plant and equipment, net	13,152	13,699
Investments	6,323	1,324
Other assets	46,080	45,847

Total assets	$137,978	$146,406

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Short-term debt	$23	$799
Accounts payable	7,325	8,018
Other current liabilities	14,389	13,463

Total current liabilities	21,737	22,280

Long-term debt	--	--
Other long-term liabilities	12,939	11,102

Shareholders' equity	103,302	113,024

Total liabilities and shareholders' equity	$137,978	$146,406

CONTACT:
Keithley Instruments, Inc.
Mark J. Plush, 440-248-0400
Vice President and Chief Financial Officer
Fax: 440-248-6168
http://www.keithley.com